AllianceBernstein Large Cap Growth Fund, Inc.
811-06730			Oct. through Dec. 2011
 Exhibit 77O0 Transactions effected pursuant to Rule 10f-3


						Date
Portfolio		Security		Purchased *
AB Large Cap Growth	Dollar General Corp.	12/7/2011

Shares			Price			Underwriting
Purchased	 	per Share 	 	Concession **
80,020			$39.00			$1.3650

Shares Purchased				% of Offering
by AB including		Total Shares		Purchased by AB
the Funds 	 	Offered 		including the Funds ***
455,997			28,750,000		1.59%

Purchased		Shares Held		Price Per
From ^	  		12/31/11	 	Share 12/31/11
Citigroup		390,310			$41.14



* With respect to the transactions, the issuer (including the operations of any predecessors) had been in business for a period of at least three years, and the securities purchased were (1) part of an issue registered under the Securities Act of 1933 and offered to the public, (2) purchased prior to the end of the first day on which any sales were made, at a price not more than the price paid by each other purchaser of securities in the offering or in any concurrent offering of the securities if not offered for subscription upon exercise of rights or, if so offered, purchased on or before the fourth day preceding the day on which the rights offering terminated, and (3) offered pursuant to an underwriting or similar agreement under which the underwriters were committed to purchase all of the securities offered, except those purchased by others pursuant to a rights offering, if the underwriters purchased any of the securities.

** The commission, spread or profit received or to be received by the principal underwriters was determined by the appropriate officers of the Adviser to be reasonable and fair compared to the commission, spread or profit received by other such persons in connection with the underwriting of similar securities sold during a comparable period of time.

*** Aggregate purchases by all AB buy-side clients, including the Fund, did not exceed 25% of the pricipal amount of the Offering.

^ Sanford C. Bernstein & Co., LLC (SCB&Co.), an affiliated broker-dealer of the Fund, was a co-manager of the underwriting syndicate for this transaction and was allocated 1.74% of the Offering. Other members of the underwriting syndicate for the Offering were as follows: JPMorgan Securities LLC, Bank of America Merrill Lynch, Citigroup Global Markets Inc., Barclays Capital Inc., Goldman Sachs, Wells Fargo Securities LLC, KKR Capital Markets, China International Capital Corp. Ltd., and HSBC Securities (USA) Inc.